Exhibit 10.44

[FAGEN, INC. LOGO]		501 West Hwy 212, PO Box 159
Granite Falls, MN 56241
	www.fageninc.com	Phone: 320.564.3324

Civil — Mechanical — Electrical Contractors		Fax: 320.564.3278
* Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.
June 11, 2007
Mr. Tony Flagg
First United Ethanol, LLC
2 West Broad Street
Camilla, GA 31730

Re:	First United Ethanol, LLC.: Letter Agreement for Design and Construction of Water Pre-Treatment System and Fire Protection System
Dear Mr. Flagg:
This letter (the “Letter Agreement”), when signed by you in the space set forth below, will confirm the agreement between First United Ethanol, LLC (“Owner”) and Fagen, Inc. (“Fagen”) (each, a “Party” and collectively, the “Parties”) with respect to the matters set forth herein relative to the design and construction of a water pre-treatment system and fire protection system to be integrated into the Plant (as such term is defined below).
RECITALS
A. Whereas the Parties have entered into and executed that certain Lump Sum Design-Build Agreement (the “Design-Build Agreement”) dated November 16, 2006 with respect to the construction of a One Hundred (100) million gallon per year (“MGY”) dry grind ethanol production facility to be located at Camilla, GA (the “Plant”); and
B. Whereas, pursuant to the Design-Build Agreement, Owner is responsible for providing a water pre-treatment system designed to provide the Plant with the quantity and quality of raw and treated water needed to supply the Plant’s process needs and Fire Protection System designed and constructed to meet governmental and insurance requirements (the “Systems”); and
C. Whereas the scope of the work to be performed by Fagen pursuant to the Design-Build Agreement does not include the Systems; and
D. Whereas Section 9.1 of the Design-Build Agreement further provides that Owner will execute side-letter agreements as necessary for the design and construction of the Systems, which side-letter shall compensate Fagen, at Fagen’s standard time plus materials rates during the relevant time period and at the relevant locale, for any costs and expenses related to the design, construction, and integration into the Plant of the Systems.

*  Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.
Now therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Letter Agreement, the Parties do hereby agree as follows:
1.
Services to be Performed. Fagen shall design and construct the Systems and integrate the Systems into the Plant on a time and material basis pursuant to the design of the Systems by U.S. Water Services / Utility Chemicals, WM, Inc. and Fagen Engineering, LLC.

2.
Completion of the Services. Fagen shall perform and complete the Services in the timeframe Fagen deems necessary and appropriate in order to attain the Contract Time(s) as set forth and defined in the Design-Build Agreement.

3.	Delays. Fagen shall not be responsible for delays in providing the Services due to factors beyond Fagen’s control.

4.
Delays Caused by Owner. Any delays in the performance of the Services which impact Fagen’s ability to attain the Contract Time(s) (as set forth and defined in the Design-Build Agreement) which are caused by Owner’s failure to perform its obligations under the Design-Build Agreement or hereunder, including without limitation Owner’s failure or delay in providing any information or materials, or Owner’s failure to compensate Fagen for its performance of the Services hereunder, shall be deemed a failure by Owner to complete Owner’s Milestones (as such term is defined in the Design-Build Agreement) and shall bear the consequences set forth in Section 13.4 thereof.

5.	Compensation.
a.
Compensation for Services. In consideration of its performance of the Services, Owner shall pay Fagen for Fagen’s time in the performance of the Services based on actual services provided. Fagen’s compensation shall be at Fagen’ s standard time plus materials rates during the relevant time period and at the relevant locale attached hereto as Attachment A, as such rates may be modified from time to time.

b.
Reimbursement of Fagen’s Expenses. Owner shall reimburse Fagen for its expenses related to the performance of the Services in accordance with Fagen’s current reimbursable expense schedule attached hereto as Attachment A.

c.
Reimbursement of Subcontractor Expenses. Owner shall reimburse Fagen for the cost of services performed by Subcontractors. Subcontractor costs, including Subcontractor charges for time and expenses, shall be marked-up [*] by Fagen.

d.	Reimbursement for Materials. Owner shall reimburse Fagen for the cost of materials and supplies necessary for the performance of the Services. Material costs shall be marked-up [*] by Fagen.

e.	Reimbursement Schedules Subject to Change. Fagen’s rate schedule and reimbursable expense schedule attached hereto as Attachments A are subject to change at any time.
6.	Invoices. Fagen shall submit a weekly invoice (“Invoice”) for actual Services provided and for reimbursable expenses incurred by Fagen and any Subcontractors.

7.	Payment.
a.	Payment Due. Within fifteen (15) days after Owner’s receipt of each Invoice, Owner shall pay Fagen all amounts due.

b.
Lien Waivers Following Payment. Fagen shall submit to Owner, following receipt of payment pursuant to Paragraph 7(a), signed lien waivers for the portion of the Services for which payment has been made.

c.
Late Payment and Interest. If Owner fails to make timely payment pursuant to Paragraph 7(b), interest at maximum legal rate or at an annual rate of eighteen percent (18%), whichever is less, shall accrue.

d.
Collection of Unpaid Amounts. if any amount due is not paid in accordance with this Agreement and Fagen must collect that amount, Fagen shall be entitled to recover, in addition to the amount due, the cost of collection, including reasonable attorney’s fees in connection with those collection efforts.

e.
Suspension for Failure to Pay. If Owner fails to make timely payment pursuant to Paragraph 7(b), Fagen may, at its option, after giving seven (7) days’ written notice, suspend performance of the Services until all amounts due to Fagen by Owner have been paid in full. Any delay resulting from a suspension of the Services hereunder shall be deemed a failure by Owner to complete Owner’s Milestones (as such term is defined in the Design-Build Agreement) and shall bear the consequences set forth in Section 13.4 thereof.

f.
Withholding Payments. On or before the date payment is due, Owner shall pay Fagen all amounts included in the Invoice for which payment is due. If Owner determines that Fagen is not entitled to all or part of an Application for Payment, it will notify Fagen in writing at least ten (10) Days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Fagen must take to rectify Owner’s concerns. Fagen and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, Owner may pursue its rights under the Design-Build Agreement, including those under Article 19 thereof. Notwithstanding a pending dispute or dispute resolution proceeding, Owner shall pay Fagen all amounts in an Invoice within the times required by this Letter Agreement and shall not withhold any portion of any payment due to Fagen hereunder. Fagen’s compensation shall not be reduced on account of any amounts withheld from payment to subcontractors.

8.	Changes in Project. If Owner requests changes in the Project which affect the Services, compensation for and time of performance of Fagen’s services shall be adjusted appropriately.

9.
Cost Estimates. Owner and Fagen acknowledge that Fagen has no control over cost of labor, materials, equipment of services furnished by others, over contractors’ methods of determining prices, or other competitive bidding or market conditions and that Fagen’s estimates of Systems construction cost are made on the basis of its employees’ experience and qualifications and will represent Fagen’s employees’ best judgment as experienced and qualified professionals, familiar with the construction industry. Fagen does not guarantee that proposal, bids, or actual construction cost will not vary from its estimates of Systems cost and Owner acknowledges the same.

10.
Water Quality. Variations in water quality are the responsibility of the Owner. Fagen is not obligated for the lack of performance of the water treatment system due to changes in water quality. Water quality varying from the US Water analysis on which the system is based may result in diminished performance of the water pretreatment system.

11.
Terms and Conditions Not Set Forth Herein. Except as specifically set forth herein, Fagen shall perform and Owner shall receive the Services subject to the terms and conditions of the Design-Build Agreement, including without limitation all indemnifications, warranties, and all other rights, obligations, and limitations on rights. Capitalized terms not defined herein shall have the meaning set forth in the Design-Build Agreement.

12.
No Amendment to Design-Build Agreement. This Agreement does not amend, modify, or otherwise affect the terms and conditions of the Design-Build Agreement or each Party’s rights and obligations thereunder.

13.	Acceptance of Letter Agreement. This Letter Agreement must be executed and returned by you to Fagen no later then June 18, 2007.

14.
Entire Agreement. This Letter Agreement consists of the terms and conditions set forth herein, the Attachments hereto, and, subject to the limitations set forth in Paragraph 11, the terms and conditions set forth in the Design-Build Agreement, which are incorporated by reference herein and made a part hereof. This Letter Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.

If the foregoing terms accurately reflect your understanding of our discussions and are acceptable to you, please sign and return the enclosed counterpart of this letter to the undersigned.

Yours sincerely,

Fagen, Inc.

/s/ Craig Collins

By: Craig Collins
Title: Project Manager
Accepted and agreed to this 13th
day of June, 2007.
First United Ethanol, LLC

/s/ Anthony J. Flagg
By: Anthony J. Flagg
Title: CEO

ATTACHMENT A
Fagen’s Time Plus Materials Rates
Fee Schedule
CONFIDENTIAL

*  Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

[FAGEN, INC. LOGO]	Fagen, Inc.
501 West Highway 212, Post Office Box 159
Granite Falls, MN 56241
Main Tel.: (320) 564-3324 Fax: (320) 564-3278

Re:	FIRST UNITED ETHANOL, LLC CAMILLA, GA
Please use the following rates for this project:

TRADE	STRAIGHT TIME		OVERTIME
CONCRETE	$	[*]	$	[*]
(LABOR/FINISHER/RODBUSTER)

CARPENTRY	$	[*]	$	[*]
(CIVIL/LABOR)

SIDING/INSULATOR	$	[*]	$	[*]

EXCAVATION	$	[*]	$	[*]

MILLWRIGHT	$	[*]	$	[*]

IRON WORKER	$	[*]	$	[*]

PIPE FITTER	$	[*]	$	[*]

ELECTRICAL/INSTRUMENTATION	$	[*]	$	[*]

WELDING/CUTTING	$	[*]	$	[*]
(PIPE WELDERS, IRONWORKER WELDERS)

OFFICE MANAGER	$	[*[	$	[*]
SAFETY DIRECTOR	$	[*]	$	[*]
PROJECT MANAGER	$	[*]	$	[*]
SUPERINTENDENT	$	[*]	$	[*]
PROJECT ENGINEER	$	[*]	$	[*]
EXPEDITOR	$	[*]	$	[*]
EQUIPMENT OPERATOR	$	[*]	$	[*]
NOTE: CONTRACTOR SUPPLIED MATERIALS ARE BILLED AT COST PLUS [*] MARKUP
IF OVERTIME RATES ARE PAID BY FAGEN, INC, THEN OVERTIME RATES WILL BE BILLED.
FAGEN EQUIPMENT T & M RATES ARE ATTACHED.
RATES ARE SUBJECT TO CHANGE AT ANY TIME.